APOGEE REPORTS IMPROVED THIRD-QUARTER RESULTS

•	Revenues grew 5 percent; year to date up 7 percent

•	EPS up 18 percent; year to date up 31 percent

•	Strong, growing pipeline of project commitments, awards

•	Canadian acquisition supports international geographic growth strategy

•	Fiscal 2014 EPS outlook narrowed to $0.95-$1.00 on 10-11 percent revenue growth

MINNEAPOLIS, MN (December 18, 2013) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2014 third-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY14 THIRD QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $199.4 million were up 5 percent.

•	Operating income of $12.7 million was up 11 percent.

•	Earnings per share of $0.33 were up 18 percent.

•	Consolidated backlog was $299.9 million, compared to $302.9 million.

•	Free cash flow tripled to approximately $21 million.

•	Cash and short-term investments were $22.5 million, compared to $75.0 million.

◦	Acquired Alumicor Limited, a Canadian non-residential window, storefront, entrance and curtainwall company, for approximately $52 million in cash.

Commentary
“Apogee recorded another solid quarter, with growth in revenues and earnings per share, and positive free cash flow,” said Joseph F. Puishys, Apogee chief executive officer. “At the same time, we used cash to acquire a leader in the Canadian storefront and entrance market with approximately C$60 million in annual revenues, supporting our growth strategies that include a focus on new international geographies and new product introductions.

“Revenues were up 5 percent in the quarter, and all segments have grown year to date,” he said. “We’ve maintained our backlog level, and more importantly, are seeing growth in our pipeline of project commitments and awards, as well as continued strong bidding activity as our markets begin to improve.

“Our operating income growth of 11 percent was driven by improved mix and productivity in the Architectural Glass segment, and increasing margins and good project execution in the Architectural

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Services segment, which returned to profitability,” said Puishys. “In addition, the Architectural Framing Systems segment earnings increased slightly as it absorbed acquisition and integration costs. In the Large-Scale Optical segment, a good mix was offset by promotional activities and some increased manufacturing costs.”

FY14 THIRD-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD
Architectural Glass

▪	Revenues of $73.4 million were down 2 percent due to project timing.

•	Operating income was $1.6 million, up from $0.5 million as a result of improved mix and productivity.

◦	Operating margin was 2.2 percent, compared to 0.6 percent.

Architectural Services

•	Revenues of $51.2 million were up 4 percent.

•	Operating income was $0.4 million, improved from an operating loss of $0.2 million.

◦	Operating margin was 0.7 percent, compared to negative 0.4 percent as project margins continue to increase from the cycle trough.

Architectural Framing Systems

•	Revenues of $59.0 million were up 14 percent, with approximately half of the growth from the inclusion of the Alumicor acquisition and the balance driven by the U.S. storefront business.

•
Operating income was $5.8 million, up from $5.6 million due to good volume in the U.S. storefront business, somewhat offset by volume declines in the window business and integration costs in the segment.

◦	Operating margin was 9.8 percent, compared to 10.8 percent.

Large-Scale Optical Technologies

•	Revenues of $22.7 million were up 5 percent.

•	Operating income was $6.1 million, compared to $6.6 million.

◦	Operating margin was 26.7 percent, compared to 30.3 percent.

◦	Slight volume growth and positive mix were offset by promotional activities in selected channels as well as manufacturing inefficiencies early in the quarter.

Consolidated Backlog

•	Backlog was $299.9 million compared to $302.9 million in the prior-year period.

◦	Approximately $136 million, or 45 percent, of the backlog is expected to be delivered in fiscal 2014, and approximately $164 million, or 55 percent, in fiscal 2015 and beyond.

Financial Condition

•	Debt was $20.7 million, compared to $30.8 million at the end of fiscal 2013. Almost all the debt is long-term, low-interest industrial revenue bonds.

•	Cash and short-term investments totaled $22.5 million, compared to $85.6 million at the end of fiscal 2013 and $75.0 million in the prior-year period.

◦	Alumicor was purchased for approximately $52 million in cash.

◦	Long-term restricted cash increased by $19.9 million as Apogee set aside cash for the investment in a new Architectural Glass coater and also received proceeds from the New

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Market Tax Credit transaction to support the project, which is under way and will be completed early in fiscal 2015.

•	Non-cash working capital was $72.1 million, compared to $54.1 million at the end of fiscal 2013 and $59.9 million in the prior-year period.

◦	Current quarter includes addition of working capital from Alumicor acquisition.

•	Capital expenditures year to date were $17.3 million, compared to $21.3 million in the prior-year period.

•	Depreciation and amortization year to date was $19.6 million.

OUTLOOK
“We expect a strong performance in the fourth quarter, with our fiscal 2014 full-year earnings per share outlook narrowed to $0.95 to $1.00 on 10 to 11 percent revenue growth, including the acquisitions,” said Puishys. “We have a healthy backlog of work at improving margins scheduled for the fourth quarter, and a strong, growing pipeline of project commitments and awards.

“In fiscal 2014, we again expect to outperform domestic commercial construction market growth by several percentage points,” Puishys said. “The outlook for U.S. commercial construction markets in fiscal 2014, based on Apogee’s lag to McGraw-Hill forecasts for the segments we serve, is for modest market growth.

“We expect that capital spending for fiscal 2014 will be approximately $45 million as we invest for growth, productivity and product development capabilities,” he said. “We expect to be free cash flow positive after this level of investments.” He added that the fiscal 2014 gross margin is anticipated to be approximately 22 percent.

“I believe that our strategies to grow through new geographies, new products and new markets will allow Apogee to reach $1 billion in revenues by the end of fiscal 2016,” Puishys said. “At the same time, we believe we can achieve 10 percent operating margin in this timeframe, in part through our focus on productivity and operational improvements.”

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 9 a.m. Central Time tomorrow, December 19. To participate in the teleconference, call 1-866-700-6067 toll free or 617-213-8834 international, access code 40396396. The replay will be available from noon Central Time on December 19 through midnight Central Time on Friday, January 3, 2014, by calling 1-888-286-8010 toll free, access code 77952791. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company's web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

▪	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

▪	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

▪	Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings.

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

▪	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented free cash flow and non-cash working capital. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term available for sale securities, short-term restricted investments and current portion of long-term debt, less current liabilities. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management’s performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) operational risks: i) the cyclical nature and market conditions of the North American and Latin American commercial construction industries, which impact our three architectural segments; ii) consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; iii) actions of competitors or new market entrants; iv) ability to fully and efficiently utilize production capacity; v) product performance, reliability, execution or quality problems; vi) installation project management issues that could result in losses on individual contracts; vii) changes in consumer and customer preference, or architectural trends and building codes; and viii) dependence on a relatively small number of customers in certain business segments; (B) financial risks: i) revenue and operating results that are volatile; and ii) financial market disruption, which could impact company, customer and supplier credit availability; (C) self-insurance risk related to a material product liability or other event for which the company is liable; (D) cost of compliance with environmental regulations; (E) potential impact on financial results if one or more senior executives were no longer active with the company; and (F) integration of two recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2013.

(Tables follow)

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	November 30, 2013	December 1, 2012	Change	November 30, 2013	December 1, 2012	Change

Net sales	$199,430	$190,416	5%	$557,028	$520,490	7%
Cost of goods sold	156,042	148,176	5%	438,719	411,038	7%
Gross profit	43,388	42,240	3%	118,309	109,452	8%
Selling, general and administrative expenses	30,681	30,829	—%	90,129	88,170	2%
Operating income	12,707	11,411	11%	28,180	21,282	32%
Interest income	206	253	(19)%	593	569	4%
Interest expense	228	330	(31)%	973	945	3%
Other income, net	107	198	(46)%	72	609	(88)%
Earnings before income taxes	12,792	11,532	11%	27,872	21,515	30%
Income tax expense	3,124	3,480	(10)%	7,924	6,800	17%
Net earnings	$9,668	$8,052	20%	$19,948	$14,715	36%
Earnings per share - basic	$0.34	$0.29	17%	$0.70	$0.53	32%
Average common shares outstanding	28,483,460	28,028,700	2%	28,439,421	27,912,842	2%
Earnings per share - diluted	$0.33	$0.28	18%	$0.68	$0.52	31%
Average common and common
equivalent shares outstanding	29,376,301	28,832,096	2%	29,308,095	28,497,209	3%
Cash dividends per common share	$0.0900	$0.0900	—%	$0.2700	$0.2700	—%

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Business Segments Information
(Unaudited)
	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	November 30, 2013	December 1, 2012	Change	November 30, 2013	December 1, 2012	Change
Sales
Architectural Glass	$73,365	$74,921	(2)%	$218,142	$197,264	11%
Architectural Services	51,167	49,125	4%	139,820	134,696	4%
Architectural Framing Systems	58,981	51,605	14%	152,877	146,182	5%
Large-scale Optical	22,699	21,648	5%	61,917	60,477	2%
Eliminations	(6,782)	(6,883)	1%	(15,728)	(18,129)	13%
Total	$199,430	$190,416	5%	$557,028	$520,490	7%
Operating income (loss)
Architectural Glass	$1,641	$461	256%	$3,782	$(3,963)	N/M
Architectural Services	351	(196)	N/M	(1,401)	(3,794)	63%
Architectural Framing Systems	5,782	5,573	4%	13,026	14,735	(12)%
Large-scale Optical	6,058	6,557	(8)%	16,072	17,021	(6)%
Corporate and other	(1,125)	(984)	(14)%	(3,299)	(2,717)	(21)%
Total	$12,707	$11,411	11%	$28,180	$21,282	32%

Consolidated Condensed Balance Sheets
(Unaudited)

	November 30, 2013	March 2, 2013
Assets
Current assets	$220,131	$251,841
Net property, plant and equipment	175,831	168,948
Other assets	149,451	99,352
Total assets	$545,413	$520,141
Liabilities and shareholders' equity
Current liabilities	$125,535	$122,167
Long-term debt	20,689	20,756
Other liabilities	52,006	43,900
Shareholders' equity	347,183	333,318
Total liabilities and shareholders' equity	$545,413	$520,141

N/M = Not meaningful

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	November 30, 2013	December 1, 2012

Net earnings	$19,948	$14,715
Depreciation and amortization	19,576	19,817
Stock-based compensation	3,471	3,514
Proceeds from new markets tax credit transaction, net of deferred costs	7,752	—
Other, net	(5,515)	(167)
Changes in operating assets and liabilities	(2,526)	(14,958)
Net cash provided by operating activities	42,706	22,921
Capital expenditures	(17,255)	(21,265)
Proceeds on sale of property	733	48
Acquisition of businesses and intangibles, net of cash acquired	(52,806)	(15)
Net sales (purchases) of restricted investments	2,768	(4,752)
Net sales (purchases) of marketable securities	23,617	(13,915)
Investments in life insurance	—	(1,451)
Net cash used in investing activities	(42,943)	(41,350)
Proceeds from issuance of debt	—	10,000
Payments on debt	(10,068)	(125)
Shares withheld for taxes, net of stock issued to employees	(961)	(261)
Dividends paid	(7,868)	(7,751)
Other, net	1,663	(194)
Net cash (used in) provided by financing activities	(17,234)	1,669
Decrease in cash and cash equivalents	(17,471)	(16,760)
Effect of exchange rates on cash	(443)	151
Cash and cash equivalents at beginning of year	37,767	54,027
Cash and cash equivalents at end of period	$19,853	$37,418

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

- MORE -

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com